EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Pan Am Corporation on Form S-3 of our reports dated April 24, 1996 (except for the matter described in Note 4 as to which the date is April 26, 1996) and March 21, 1996 (except for the matters described in Note 7 as to which the date is July 12, 1996) incorporated by reference in Pan Am Corporation's (f/k/a Frost Hanna Mergers Group, Inc.) Current Report on Form 8-K dated October 8, 1996. Such reports include an explanatory paragraph referring to the Company as a development stage company. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Miami, Florida
November 13, 1996